Exhibit 4.3.1

CONFORMED COPY

PARIS-ZURICH HOLDINGS

FIRST AMENDMENT TO THE AGREEMENT AND ARTICLES OF TRUST

DATED AS OF MAY 23, 2003

PADOCS01/227726.2	Paris-Zurich Holdings First Amendment to Trust Agreement	Conformed Copy

AMENDMENT NUMBER 1 TO THE AGREEMENT AND ARTICLES OF TRUST (this “Amendment”) made, delivered and accepted as of this 23rd day of May, 2003, among Lafarge (U.S.) Holdings (“Lafarge (U.S.) Holdings”), a Maryland trust of which Lafarge S.A. (“Lafarge”), a French société anonyme, is the sole settlor, Cementia Holding AG (“Cementia”), a corporation organized under the laws of Switzerland and an indirect subsidiary of Lafarge, as settlors (Lafarge (U.S.) Holdings and Cementia being, together, the “Settlors” and, individually, a “Settlor”) and Alfred J. Ross of New York, New York, John H.F. Haskell, Jr. of New York, New York and The Bank of New York, a New York banking corporation, as trustees (such individuals and corporation and their successors as trustees are herein the “Trustees”).

WHEREAS the Settlors and the Trustees entered into an agreement and articles of trust dated as of August 1, 2000 (the “Trust Agreement”; capitalized terms used herein and not defined herein shall have the meanings ascribed thereto in the Trust Agreement), which provided for the creation of Paris-Zurich Holdings (“Paris-Zurich Holdings” or the “Trust”) and the transfer to Paris-Zurich Holdings of shares in Lafarge North America, a corporation organized under the laws of Maryland (“U.S. Corp.”) held by Lafarge (U.S.) Holdings and Cementia;

WHEREAS Lafarge intended that the terms of the Trust Agreement would provide an inducement for a person making a tender offer or exchange offer for Lafarge’s shares to make a comparable tender offer for U.S. Corp.’s public shares;

WHEREAS Section 1.5(c) of the Trust Agreement provides that prior to a Commencement Date Lafarge may amend the Trust Agreement; provided, however, that any amendment to the Trust Agreement which alters the powers, duties, liabilities or rights to indemnification of the Trustees may only be made with the consent of the Trustees and that no amendment is permitted which (i) materially adversely affects the intent, purposes or effectiveness of Article VI of the Trust Agreement or (ii) affects Section 1.5 of the Trust Agreement, except an amendment which further restricts Lafarge’s ability under the Trust Agreement to withdraw or transfer the whole or any part of the Trust corpus;

WHEREAS Section 6.4(g) of the Trust Agreement provides that during a period other than an Operative Period or a Five Year Period the Settlors and the Trustees may by mutual consent declare that the Trust be construed, regulated and governed by the laws of any country or subdivision thereof;

WHEREAS No Operative Period or Five Year Period has begun and this Amendment is made prior to a Commencement Date;

WHEREAS Pursuant to Section 1.5(c) of the Trust Agreement and for the benefit of the beneficiaries of the Trust, the Settlors and the Trustees wish to enter into this Amendment in order to clarify the beneficial interests created by the Trust and to provide that the situs of the Trust will be Maryland and that the Trust Agreement shall be governed by Maryland law.

PADOCS01/227726.2	Paris-Zurich Holdings First Amendment to Trust Agreement	Conformed Copy

NOW, THEREFORE, the parties hereto agree as follows:

1.     Amendment to the Recitals. Pursuant to and in accordance with Section 1.5(c) of the Trust Agreement, the fourth paragraph of the recitals to the Trust Agreement is amended by:

(a) adding a new sub-paragraph (ii) which shall read in its entirety as follows:

“ (ii) to extend to U.S. Corp. and LCI, Swiss Corp. and Venezuelan Corp., for a period of ten years from the date hereof, in the event of a tender or exchange offer under French law for Lafarge’s shares, (A) an assurance that the strategy and policies of U.S. Corp., and LCI , Swiss Corp. and Venezuelan Corp. will not be substantially modified as a result of a successful tender offer or exchange offer for Lafarge’s shares and (B) an opportunity to protect the interests of all of the equity holders of U.S. Corp. and LCI, Swiss Corp. and Venezuelan Corp.;”; and

(b) renumbering sub-paragraphs (ii) through (vi) so that they shall now be sub-paragraphs (iii) through (vii) respectively.

(c) amending and restating in its entirety the sixth paragraph of the recitals to the Trust Agreement as follows:

“WHEREAS the Settlor requests and the Board accepts the Settlor’s request to hold the Shares for the benefit of the Settlor and U.S. Corp. as the beneficiairies of the Trust and as hereinafter set forth.”

2.   Amendment to SECTION 1.8. Pursuant to and in accordance with Section 1.5(c) of the Trust Agreement, Section 1.8 of the Trust Agreement is amended and restated in its entirety as follows:

“SECTION 1.8 Governing Law; Exclusive Jurisdiction.

(a)    Governing Law. This Trust Agreement, the Trust created hereunder and any cause of action arising out of or related to this Trust Agreement or the Trust shall be governed by, and construed under, the laws of the State of Maryland applicable to contracts and instruments in and to be performed entirely in such State.

(b)    Exclusive Jurisdiction. All litigation with respect to any claims, disputes or causes of action arising out of or related to this Trust Agreement or the Trust shall be commenced exclusively in the Federal courts of the United States located in New York County in the State of New York, or, if such courts do not accept jurisdiction, in the Supreme Court of the State of New York, New York County.”

PADOCS01/227726.2	Paris-Zurich Holdings First Amendment to Trust Agreement	Conformed Copy

3.    Amendment to SECTION 6.2. Pursuant to and in accordance with Section 1.5(c) of the Trust Agreement, Section 6.2 of the Trust Agreement is amended and restated in its entirety as follows:

“SECTION 6.2 Statement of Intent. It is the intent of the Settlors:

(i)    to extend to the public shareholders of U.S. Corp. and LCI, for a period of ten years from the date hereof, in the event of a tender or exchange offer under French law for Lafarge’s shares:

(A)    an opportunity, comparable to that presently enjoyed under French law and regulations by public shareholders of French subsidiaries of French corporations, to receive a tender offer for their shares, or alternatively,

(B)    an assurance that the strategy and policies of U.S. Corp. will not be substantially modified as a result of a successful tender or exchange offer for Lafarge’s shares;

if at such time Lafarge’s Beneficial Ownership of Voting Shares of U.S. Corp. comprises 20% or more of the voting power represented by the outstanding Voting Shares of U.S. Corp. (assuming that at such time Lafarge’s 20% or more Beneficial Ownership of Voting Shares of such corporation is greater than the Beneficial Ownership of Voting Shares of such corporation owned by any other Person);

(ii)    to extend to U.S. Corp. for a period of ten years from the date hereof, in the event of a tender or exchange offer under French law for Lafarge’s shares, (i) an assurance that the strategy and policies of U.S. Corp. will not be substantially modified as a result of a successful tender or exchange offer for Lafarge’s shares and (ii) an opportunity to protect the interests of all equity holders;

(iii)    to provide in this Trust Agreement inducements for a person making a tender or exchange offer for Lafarge’s shares to make the U.S. Tender Offer, failing which Lafarge shall make such U.S. Tender Offer; and

(iv)    to provide in this Trust Agreement, if the U.S. Tender Offer is not made and consummated, for a five-year exercise by the Trustees, for the protection of the public equity holders of U.S. Corp. and LCI, of the voting rights with respect to the U.S. Corp. securities held in the Trust on the terms and conditions herein provided.

It is the further intent of the Settlors to benefit the shareholders of U.S. Corp. and LCI (other than Lafarge or any Affiliate thereof) by making them beneficiaries of the Trust to the extent that the provisions of the Trust provide them an opportunity to (i) obtain a premium for their Equity Securities comparable to the premium offered by a Bidder for the Voting Shares of Lafarge, or (ii) see the strategy and policies of U.S. Corp. unchanged by a successful tender or exchange offer for Lafarge’s shares.

PADOCS01/227726.2	Paris-Zurich Holdings First Amendment to Trust Agreement	Conformed Copy

It is the further intent of the Settlors to benefit U.S. Corp. by making it a beneficiary of the Trust to the extent that the provisions of the Trust provide U.S. Corp. (i) with the right to direct the voting of the Shares as set forth in Section 6.4 (a)(ii) and (ii) with an opportunity to (x) ensure that the strategy and policies of U.S. Corp. will not be substantially modified as a result of a successful tender or exchange offer for Lafarge’s shares and (y) take the action necessary or desirable to protect the interests of all equity holders of U.S. Corp.

The primary purpose of this Article VI is (x) to provide a mechanism for the commencement and termination of an Operative Period or a Five-year Period and (y) to set forth the powers and duties of the Trustees in connection with and during an Operative Period or a Five-year Period. To the extent that there is any conflict between this Article VI and any other Article of this Trust Agreement, as amended, the provisions of this Article VI shall prevail.”

4.    Change of Situs. (a) Pursuant to Section 6.4(g) of the Trust Agreement and in order to effectuate the purpose and intent of, and in compliance with, the Trust, the Trustees and the Settlors hereby agree and declare that the Trust and the Trust Agreement shall from the date hereof be governed, construed and regulated by the laws of the State of Maryland.

(b)    The Trustees as defined herein shall continue as Trustees of the Trust.

5.    Headings. The section headings herein are for convenience of reference only, do not constitute part of this Amendment, and shall not be deemed to limit or otherwise affect any of the provisions hereof.

6.    Effective Date. This Amendment shall be effective only upon execution by the Settlors and all Trustees.

7.    Counterparts. This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

8.     Force and Effect. Except to the extent amended by this Amendment, the Trust Agreement shall remain in full force and effect.

PADOCS01/227726.2	Paris-Zurich Holdings First Amendment to Trust Agreement	Conformed Copy

IN WITNESS WHEREOF, the undersigned have hereunto set their hands and agree to be bound by the terms of this Amendment as of May 23, 2003.

CEMENTIA HOLDING AG

/s/ Gilles Huline			/s/ Markus Fleischmann

By: Gilles Huline		By:	Markus Fleischmann

LAFARGE (U.S.) HOLDINGS

THE BANK OF
NEW YORK, Trustee

/s/ Alfred J. Ross	/s/ John H. F. Haskell	By	/s/ Trevor Blewer

Trustee	Trustee	Name	Trevor Blewer

		Title	Vice President

PARIS-ZURICH HOLDINGS

THE BANK OF
NEW YORK, Trustee

/s/ Alfred J. Ross	/s/ John H. F. Haskell	By	/s/ Trevor Blewer

Trustee	Trustee	Name	Trevor Blewer

		Title	Vice President

PADOCS01/227726.2	Paris-Zurich Holdings First Amendment to Trust Agreement	Conformed Copy